Exhibit 99.1


          Iron Mountain Incorporated Reports 2003 Financial Results

    -- Total Revenues Exceed $1.5 Billion, Up 14%
    -- Operating Income is $305 Million, Up 21%
    -- Net Income is $0.98 per Diluted Share
    -- Company Generates $83 Million of Free Cash Flow Before Acquisitions and
       Investments
    -- Company Doubles Size of European Operations with Hays IMS Acquisition

    BOSTON, Feb. 26 /PRNewswire-FirstCall/-- Iron Mountain Incorporated (NYSE:
IRM), the leader in records and information management services, today announced its financial results for the year ended December 31, 2003. Total revenues exceeded $1.5 billion and operating income surpassed $300 million for the year ended December 31, 2003 marking the 10th consecutive year for which the Company has reported both higher revenues and operating income. The Company also reported net income of $0.98 per diluted share and $83 million of free cash flow before acquisitions and investments for the year.
    Richard Reese, the Company's Chairman and CEO, stated, "2003 was another solid year for Iron Mountain. Our revenues exceeded $1.5 billion for the first time in our history and we doubled our presence in Europe with the strategic acquisition of Hays. We drove increased profitability by mining efficiencies in our operations, which enabled us to further invest in sales and marketing and information technology systems to support our continued growth. As a result, the free cash flow story continued to unfold as predicted. Today, we see tremendous opportunities before us and we are focusing our efforts on aligning the organization to capture these opportunities."
    Iron Mountain's total consolidated revenues for the year ended December 31, 2003 grew to $1,501 million, an increase of 14% compared with the year ended December 31, 2002. For the year, storage revenues grew 15% and service revenues grew 12% compared to the prior year. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 60th consecutive quarter for which the Company has reported increased quarterly storage revenues.
    For 2003, the storage and service revenue internal growth rates were 8% and 3%, respectively, yielding a total internal revenue growth rate of 6%.
The storage internal growth rate of 8% matched the growth rate of 2002. Core service revenues continued to grow ahead of storage revenues, and combined, they yielded a total core revenue growth rate of 9%. As expected, overall service revenue growth was impacted by a decline in complementary service revenues primarily in the Company's North American business units. The Company experienced lower levels of special projects and product sales, most notably data product sales, compared with 2002.
    Operating income for 2003 was $305 million, or 20% of revenues, compared to $253 million, or 19% of revenues, for 2002. Operating income before depreciation and amortization ("OIBDA") increased 21% to $436 million, or 29.0% of revenues, for the year ended December 31, 2003 from $362 million, or 27.4% of revenues, for the year ended December 31, 2002. The increase in operating income, OIBDA and OIBDA margin for 2003 was due to an increase in gross margin, resulting primarily from improved labor management, lower annual incentive compensation expense and reduced bad debt expense. Due to the success of the centralized collection efforts over the past two years and the resulting improvements to the accounts receivable aging, the Company was able to significantly reduce its reserve for doubtful accounts in 2003.
    The Company uses OIBDA, an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. Operating income before depreciation and amortization is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP). In accordance with Securities and Exchange Commission Regulation G, a reconciliation of OIBDA to Operating Income to Net Income appears later in this press release.
    Net income for the year was $85 million, or $0.98 per diluted share, compared to $58 million, or $0.68 per diluted share, for 2002. Included in net income for 2003 is $3 million of other income, net comprised of a $30 million foreign currency gain, due primarily to the strengthening of the Canadian dollar and the British pound sterling against the U.S. Dollar, which was partially offset by $28 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities. Included in net income for 2002 is $1 million of other expense, net comprised primarily of a $5 million foreign currency gain, which was offset by $5 million of charges for the early extinguishment of debt related to the Company's 2002 refinancing activities. Also included in net income for 2002 is a $6 million charge representing the cumulative effect of a change in accounting principle recorded in the first quarter of 2002 related to the impairment of goodwill associated with the Company's investment in South America.

                  Company Generates $83 Million of Cash Flow
                     Before Acquisitions and Investments

    Cash flows from operating activities grew to $289 million for the year ended December 31, 2003, an increase of 13% compared to 2002. This growth in cash flows from operating activities combined with a much more modest increase in net capital expenditures enabled the Company to generate $83 million of free cash flow before acquisitions and investments, an increase of 47% compared to 2002.

                                                        2002           2003
                                                        (Dollars in Millions)

    Cash Flows Provided by Operating Activities         $255           $289

    Less: Capital Expenditures, net                      190            193
    Customer Acquisition Costs                             8             13
    Free Cash Flow Before Acquisitions and Investments   $57            $83

    Cash Paid for Acquisitions and Investments, net      $49           $381

    As previously reported, Iron Mountain acquired the U.S. and European records management business of Hays plc in July 2003 for approximately $333 million. This transaction effectively doubled the size of Iron Mountain Europe Ltd ("IME"), the Company's 50.1% owned European joint venture, both in the U.K. and Continental Europe. The Hays integration is proceeding as expected and IME continues to perform well. In addition, the Company expects to complete the acquisition of the remaining 49.9% equity interest in IME from Mentmore plc, for total consideration of approximately $154 million in cash, by the end of February 2004. This transaction will give Iron Mountain 100% ownership of IME, affording it full access to all future cash flows and greater strategic and financial flexibility.
    The Company was very active in the high-yield debt market in 2003, as it took full advantage of the favorable interest rate environment to refinance several of its higher interest rate notes. Beginning in November 2002 and continuing through 2003, the Company closed four high-yield transactions and refinanced $485 million of high-yield debt. Primarily as a result of these transactions and lower variable interest rates, the Company was able to reduce its weighted average interest rate from 8.3% at December 31, 2002 to 7.7% at December 31, 2003. In 2004, the Company successfully completed its first sterling denominated high-yield offering raising GBP 150 million ($275 million) at an interest rate of 7.25%. Proceeds from this transaction will be used primarily to fund the acquisition of Mentmore plc's 49.9% equity interest in IME. In addition, the Company called the remaining $20 million of Iron Mountain Canada Corporation's 8.125% Senior Notes due 2008 and will record a charge of approximately $2 million in the first quarter of 2004 related to this transaction.

    Following is a reconciliation of OIBDA to operating income to net income (in millions):

                                                             Year ended
                                                            December 31,
                                                        2002           2003

    OIBDA (Operating Income Before Depreciation
           and Amortization) (1)                        $362           $436
    Less: Depreciation and Amortization                  109            131

    Operating Income (1)                                $253           $305

    Less: Interest Expense, net                          137            150
      Other (Income) Expense, net                          1            (3)
      Provision for Income Taxes                          48             67
      Minority Interest                                    4              6
      Income From Discontinued Operations                (1)             --
      Cumulative Effect of Change in Accounting Principle  6             --

    Net Income (1)                                       $58            $85

    Major Components of Other (Income) Expense, net:
      Foreign Exchange Effects                          $(5)          $(30)
      Debt Extinguishment Charges                         $5           $ 28

    (1) Includes a $1 million Loss on Disposal/Write-down of Property, Plant and Equipment, net for each of the years ended December 31, 2002 and 2003, respectively.

                        Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                               Full Year Ending         Three Months Ending
                               December 31, 2004            March 31, 2004
                               Low         High          Low         High

    Revenues                $1,700       $1,750         $417         $430
    Operating Income           315          350           75           82
    Depreciation &
      Amortization             160           155                 ~38

    Capital Expenditures       210          240

    Iron Mountain's conference call to discuss the 2003 financial results will be held today at 11:00 a.m. eastern time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at www.ironmountain.com. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

                          Certain Important Factors
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by such Act. Forward-looking statements include our first quarter and full year 2004 financial performance outlook and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) the cost and availability of financing for contemplated growth; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (vi) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (vii) the possibility that business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; and
(viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain
          Incorporated follow.

                          Iron Mountain Incorporated
               Condensed Consolidated Statements of Operations
                 (Amounts in Thousands except Per Share Data)
                                 (Unaudited)

                             Three Months Ended          Twelve Months Ended
                                 December 31,                December 31,
                              2002         2003         2002         2003
    Revenues:
      Storage             $197,739     $240,262     $759,536     $875,035
      Service and
       Storage Material
       Sales               142,727      168,228      558,961      626,294

    Total Revenues         340,466      408,490    1,318,497    1,501,329

    Operating Expenses:
     Cost of Sales
     (Excluding
      Depreciation)        160,588      187,209      622,299      680,747
     Selling, General
      and Administrative    81,558       98,264      333,050      383,641
     Depreciation and
      Amortization          28,533       37,007      108,992      130,918
     Merger-Related Expenses    26           --          796           --
      Loss (Gain) on Disposal
      / Write down of Property,
      Plant and Equipment,
      Net                    2,695        (756)          774        1,130

         Total Operating
          Expenses         273,400      321,724    1,065,911    1,196,436

         Operating Income   67,066       86,766      252,586      304,893

         Interest Expense,
          Net               34,947       39,716      136,632      150,468
         Other Expense
          (income), Net      3,743      (4,925)        1,435      (2,564)

    Income from Continuing
     Operations Before
     Provision for Income
     Taxes and Minority
     Interest               28,376       51,975      114,519      156,989

    Provision for Income
     Taxes                  11,821       22,095       47,318       66,730
    Minority Interest in
     Earnings of Subsidiaries,
     Net                     1,187        1,454        3,629        5,622

    Income from Continuing
     Operations Before
     Discontinued Operations
     and Cumulative Effect
     of Change in Accounting
     Principle              15,368       28,426       63,572       84,637

    Income from discontinued
     operations (net of tax) 1,116           --        1,116           --

    Cumulative Effect
     of Change in Accounting
     Principle(Net of Minority
     Interest) (1)              --           --      (6,396)           --

    Net Income             $16,484      $28,426      $58,292      $84,637

    Income From Continuing
     Operations Before
     discontinued operations
     and Cumulative Effect
     of Change in Accounting
     Principle Per
     Share - basic           $0.18        $0.33        $0.75        $0.99

    Income From Continuing
     Operations Before
     discontinued operations
     and Cumulative Effect
     of Change in Accounting
     Principle Per
     Share - diluted         $0.18        $0.33        $0.74        $0.98

    Net Income Per Share -
     Basic                  $ 0.19       $ 0.33        $0.69        $0.99
    Net Income Per Share -
     Diluted                $ 0.19       $ 0.33        $0.68        $0.98

    Weighted Average Common
     Shares Outstanding -
     Basic                  84,928       85,434       84,651       85,267
    Weighted Average Common
     Shares Outstanding -
     Diluted                86,208       86,803       86,071       86,718

    Operating Income
     before Depreciation
     and Amortization      $95,599     $123,773     $361,578     $435,811

    (1) Represents the non-cash charge related to the impairment of goodwill associated with the Company's investment in South America due primarily to the deterioration of the economy and the devaluation of the currency in Argentina.


                          Iron Mountain Incorporated
                    Condensed Consolidated Balance Sheets
                            (Amounts in Thousands)
                                 (Unaudited)

                                                    December 31,  December 31,
                                                        2002           2003
    ASSETS

    Current Assets:
      Cash and Cash Equivalents                      $56,292        $74,683
      Accounts Receivable
       (less allowances of $20,274
       and $18,310, respectively)                    225,416        279,800
      Other Current Assets                            85,332        117,100
         Total Current Assets                        367,040        471,583

    Property, Plant and Equipment:
      Property, Plant and Equipment at Cost        1,577,588      1,950,893
      Less: Accumulated Depreciation               (338,400)      (458,626)
         Property, Plant and Equipment, net        1,239,188      1,492,267

    Other Assets:
      Goodwill, net                                1,544,974      1,776,279
      Other Non-current Assets, net                   79,453        151,970
         Total Other Assets                        1,624,427      1,928,249

         Total Assets                             $3,230,655     $3,892,099

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities:
      Current Portion of Long-term Debt              $69,732       $115,781
      Other Current Liabilities                      358,230        468,964
         Total Current Liabilities                   427,962        584,745

    Long-term Debt, Net of Current Portion         1,662,365      1,974,147
    Other Long-term Liabilities                      133,335        191,308

    Minority Interests                                62,132         75,785

    Shareholders' Equity                             944,861      1,066,114

         Total Liabilities and
          Shareholders' Equity                    $3,230,655     $3,892,099


    Contact:
     Stephen P. Golden
     Director of Investor Relations
     (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             02/26/2004
    /CONTACT: Stephen P. Golden, Director of Investor Relations, Iron Mountain Incorporated, +1-617-535-4799 /
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    /Web site:  http://www.ironmountain.com/
    (IRM)

CO:  Iron Mountain Incorporated
ST:  Massachusetts
IN:  CPR
SU:  CCA ERN